Exhibit 10.7.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of March 6, 2006, between TRC Companies, Inc., a Delaware Corporation (the “Company”), and Timothy D. Belton (the “Executive”) (individually a “Party” and collectively the “Parties”).

1.             Effective Date and Employment Term.

(a)           Effective Date. This Agreement shall become effective upon the execution hereof by the Parties (the “Effective Date”).

(b)           Employment Term. Executive agrees to commence employment immediately and to commence providing full-time services to the Company no later than April 3, 2006 (the “Commencement Date”). The Effective Date shall be considered the date of employment for all purposes. Executive’s employment with the Company shall continue for a period of three (3) years from the Effective Date (the “Initial Term”), unless sooner terminated pursuant to Section 4 this Agreement. Upon the expiration of such Initial Term, it is anticipated that Executive will continue as an employee-at-will upon terms and conditions generally available to individuals at his level in the Company. The Initial Term and any successive term or period of employment shall hereinafter be referred to as the “Employment Term.”

2.             Position, Reporting, and Other Activities.

(a)           Position. Executive hereby accepts employment with the Company as its Senior Vice President and Chief Operating Officer as well as its Central Region General Manager in accordance with the terms and conditions herein. Executive shall devote all of his full professional time and attention (except for vacation, sick leave, and other excused periods of absence) to the performance of the services customarily incident to such offices and of such other duties as may be reasonably assigned to Executive from time to time by the Company’s Chief Executive Officer (“CEO”). The Company will provide office facilities, secretarial, and clerical support consistent with customary practices of the Company. No later than twelve (12) months from the Commencement Date, and contingent on Executive’s meeting mutually agreed operational goals determined by Executive and the CEO and subject to the approval of the Company’s Board of Directors, Executive shall be eligible to be promoted to President of the Company.

(b)           Reporting. During the Employment Term, Executive shall report to the Company’s CEO.

(c)           Other Activities. Except upon the prior written consent of the Board of Directors of the Company (the “Board”), during the Employment Term, Executive will not: (i) accept any other employment or (ii) engage, directly or indirectly, in any other business activity (whether or not for pecuniary advantage) that is competitive with, or that places him in a competing position to, the Company. Personal passive investments and personal business affairs not inconsistent with this Agreement, or teaching, writing or publicly speaking, are permitted, so long as these activities do not interfere or conflict with Executive’s duties hereunder.

3.             Compensation and Other Benefits.

(a)           Base Salary. In consideration of the services to be rendered hereunder, beginning on the Commencement Date, Executive shall be paid an initial annual base salary of $300,000.00, payable in accordance with the Company’s payroll practices in effect during the course of this Agreement. Upon Executive’s promotion to President of the Company, Executive’s base annual salary shall increase to $350,000.00. The compensation payable under this Subsection 3(a) shall be Executive’s “Base Salary” hereunder.

(b)           Initial Bonus. Executive shall be paid an initial bonus of $25,000 on the Commencement Date and two additional payments of $25,000 each on the 91st and 181st day respectively following the Commencement Date provided that he is employed by the Company at those times. On mutual agreement between the Parties, these additional payments can be made by restricted stock in lieu of cash.

(c)           Options. As of the Effective Date, the Company grants to Executive ten-year options to purchase 75,000 shares of the Company’s common stock, par value $0.01 per share (the “Options”), pursuant to the Company’s 2002 Restated Stock Option Plan (the “Plan”), which grant shall be further evidenced by a separately executed Options Agreement as provided in the Plan, the terms of which are specifically incorporated by reference herein. The exercise price of such Options shall be the closing price of the Company’s common stock on the Effective Date. In the event Executive’s employment with the Company is terminated, Executive will only be permitted to exercise such vested Options within the ninety (90) day period following such termination. The Options will vest in equal one-third increments upon the first, second, and third anniversaries of such grant and, to the extent unvested, shall vest in their entirety upon a Change of Control, as defined below, or upon termination of employment pursuant to Subsubsections 4(d) or 4(e) hereof.

(d)           Annual Bonuses. Executive shall be paid a bonus of $150,000.00 in a single lump sum on the first anniversary date of the Commencement Date. Executive shall also participate in the Company’s Bonus Plan for senior management and be given consideration thereunder in accordance with Executive’s role in the Company.

(e)           Periodic Options. Executive will be eligible to receive stock options under the Plan and will be given consideration thereunder in accordance with Executive’s role in the Company.

(f)            Benefits. Executive shall have the right to participate in and to receive benefits from all present and future life, vacation, accident, disability, medical, pension, and savings plans and all similar benefits made available generally to executives of the Company. The amount and extent of benefits to which Executive is entitled shall be governed by any applicable benefit plan, as it may be amended from time to time. Executive shall receive four (4) weeks’ each year of the Agreement, which vacation shall accrue if not used in any year and be paid to Executive or carried forward to subsequent years, consistent with Company policy. The Company shall also carry D&O Liability Insurance coverage for the benefit of its officers and directors, including Executive, and shall provide Executive with such other insurance coverages provided its executives, officers, and directors, from on and after the Effective Date.

(g)           Automobile Allowance. During the Employment Term, the Company shall provide Executive with an automobile allowance of $700 per month to be increased consistent with policies applicable to other executives of the Company. Executive will also receive a Company gasoline credit card pursuant to its standard practice for officers.

(h)           Expenses. The Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of his duties hereunder in accordance with the Company’s general policies, as they may be amended from time to time during the course of this Agreement, including, but not limited to, the cost of Executive’s private club expenses up to $10,000 per fiscal year of the Employment Term.

4.             Termination of Employment.

(a)           By Death. If Executive dies prior to the expiration of the Employment Term, his beneficiaries or estate shall be paid within thirty (30) days of his death any unpaid Base Salary for services rendered prior to the date of his death, any unreimbursed business expenses, any accrued but unused vacation for the year of his death, any unpaid automobile allowance through the month of Executive’s death, any balance on the annual private club allowance, any awarded but unpaid bonus under Subsection 3(d), any earned but unpaid bonus under Subsection 3(b), any other earned/awarded but unpaid bonuses, payment for any carried-over vacation from prior years; provided that the manner and time frame in which the bonuses under Subsection 3(d) for the remainder of the year of his death will be paid shall be pursuant to Subsection 4(f). In addition, Executive agrees to enroll in the Company’s life insurance plan, and the Company will provide a benefit to Executive’s estate equal to the amount, if any, such life insurance benefit is less than Executive’s annual Base Salary hereunder. Thereafter, the Company’s obligations hereunder shall terminate.

(b)           By Disability. If Executive becomes “Permanently Disabled” (as defined below) prior to the expiration of the Employment Term, then the Company shall be entitled to terminate his employment, subject to the requirements of applicable law, and Executive shall be entitled to receive disability benefits in accordance with any applicable disability policy maintained by the Company as of the date of such disability, Executive agrees to enroll in such policy. In the event of such termination, the Company will pay Executive the amount, if any, by which amounts paid under such disability policy are less than Executive’s Base Salary hereunder for the year in which he becomes disabled. Additionally, the Company shall pay to Executive on the date of termination a lump sum payment for: bonuses pursuant to Subsection 3(d) (if any, other than any awarded/earned but unpaid bonuses under that Subsection) for the year of termination), pro rated pursuant to Subsection 4(f); accrued but unused vacation for the year of termination; payment for any unpaid Base Salary for services rendered prior to the date of termination; unreimbursed business expenses; any unpaid automobile allowance through the month of Executive’s termination; any balance on the annual private club allowance; any earned but unpaid bonus under Subsection 3(b); any other earned/awarded but unpaid bonuses; and payment for any carried-over vacation from prior years; provided that the manner and time frame in which the bonuses under Subsection 3(d) for the remainder of the year of his termination will be paid shall be pursuant to Subsection 4(f), and thereafter the Company shall have no further obligations to Executive hereunder other than to provide Executive with the benefits as set forth in this subparagraph. For the purposes of this subparagraph, Executive shall be deemed

“Permanently Disabled” when, and only when, the Company determines, after consultation with Executive’s physician, that Executive suffers a physical or mental disability that prevents Executive from performing the essential duties of his position with reasonable accommodations as may be required by law: (i) for a period of one hundred twenty (120) consecutive days or (ii) for an aggregate of one hundred fifty (150) business days in any twelve (12) month period.

(c)           By the Company for Cause. If the Company terminates Executive for “Cause” (as defined below), then the Company shall pay Executive, within ten (10) days of the termination, his Base Salary for services rendered prior to the date of termination; accrued but unused vacation for the year of termination, and any vacation balance for prior years; any unreimbursed business expenses; and any unpaid automobile allowance through the month of termination; and thereafter the Company shall have no obligations to Executive hereunder. For purposes of this Agreement, “Cause” shall mean: (i) any act or omission that constitutes a material breach by Executive of any of his obligations under this Agreement, or under any other material agreement with, or material written policy of the Company, which act or omission is not cured within thirty (30) days of the Company providing Executive with reasonably detailed written notice of the act, omission, or failure deemed to constitute Cause; (ii) the failure or refusal by Executive to follow any lawful reasonable written direction of the Board of Directors or CEO, which failure or refusal is not cured within thirty (30) days of the Company providing Executive with reasonably detailed written notice of the failure or refusal deemed to constitute Cause; (iii) the conviction of Executive of a felony or a crime involving moral turpitude or the perpetration by Executive of fraud; or (iv) any other willful act or omission by Executive, which is or will be materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company, which act or omission is not cured within thirty (30) days of the Company providing Executive with reasonably detailed written notice of the act or omission deemed to constitute Cause.

(d)           By Executive for Good Reason. Executive may terminate, without liability, the Employment Term for “Good Reason” (as defined below) upon advance written notice of thirty (30) business days to the Company if such circumstance claimed to constitute Good Reason is not cured within such 30-day period. Within ten (10) days after termination by Executive for Good Reason, the Company shall pay to Executive a lump sum payment equal to the sum of:  one year’s compensation at the level of his Base Salary at the time of termination; a payment of $8400.00, or a payment equal to 12 months’ payment of the then-current monthly automobile allowance, under Subsection 3(g) herein; a payment of $10,000.00, or the then-current annual allowance, under Subsection 3(h) herein for private club expenses; any unpaid Base Salary for services rendered prior to termination of employment; any accrued but unused vacation, pro rated to the date of termination for the year of termination, and any unpaid balance for prior years; any unreimbursed business expenses; any balance on the annual private club allowance for the year in which the termination occurs; any unpaid automobile allowance through the month of the termination; pro-rated bonuses pursuant to Subsection 3(d) through the date of such termination; and a single payment for the cost of continued coverage under the Company’s benefit plans and the benefits described in Subsection 3(f) herein for a period of one (1) year following the date of termination. Thereafter, the Company’s obligations hereunder shall terminate. Thereafter, the Company’s obligations hereunder shall terminate. For purposes of this Agreement, “Good Reason” shall exist if: (i) there is a permanent assignment to Executive of a role materially inconsistent with, or which constitutes a material adverse diminution in,

Executive’s position, duties, responsibilities, or status with the Company, or a material adverse diminution in Executive’s reporting responsibilities, title, or offices; or (ii) there is a material breach by the Company of this Agreement or any other material agreement between the Company and Executive; or (iv) Executive is required to relocate his principal place of employment to a location outside a radius of 50 miles from the Company’s current offices in Houston, Texas.

(e)           By the Company other than for Reasons of Death, Disability, or Cause. If the Company terminates Executive’s employment for any reason other than death, disability, or Cause, then, within ten (10) days after termination, the Company shall pay to Executive a lump sum payment equal to the sum of: one year’s compensation at the level of his Base Salary at the time of termination; a payment of $8400.00, or a payment equal to 12 months’ payment of the then-current monthly automobile allowance, under Subsection 3(g) herein; a payment of $10,000.00, or the then-current allowance, under Subsection 3(h) herein, for private club expenses; any unpaid Base Salary for services rendered prior to termination of employment; any accrued but unused vacation, and any unpaid balance for prior years; any unreimbursed business expenses; any balance on the annual private club allowance; any unpaid automobile allowance through the month of the termination; pro-rated bonuses pursuant to Subsection 3(d) through the date of such termination; and a single payment for the cost of continued coverage under the Company’s benefit plans and the benefits described in Subsection 3(f) herein for a period of one (1) year following the date of termination. Thereafter, the Company’s obligations hereunder shall terminate.

(f)            Bonus Calculation. The pro rata bonuses payable to Executive pursuant to Subsections 4(a), (b), (d), or (e) for the fiscal year in which the termination occurs will be calculated at the end of the fiscal year in question according to the following method and paid to Executive during the calendar year following the fiscal year but in no event later than the date on which the other executives awarded fiscal year bonuses are paid those bonuses. The Company and/or Board shall determine the amount that would have been paid to Executive as if he had remained employed through the end of the fiscal year (the “Determined Bonus”) and multiply that amount by the number of days of such fiscal year during which Executive was employed by the Company divided by 365 days.

5.             Proprietary Information.

(a)           Defined. “Proprietary Information” is all proprietary, secret, or confidential information pertaining to the business of the Company.

(b)           General Restrictions on Use. Executive agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company, and not, directly or indirectly, to disclose, use, copy, publish, summarize, or remove from the Company’s premises any Propriety Information except: (i) during the Employment Term to the extent necessary to carry out Executive’s responsibilities under this Agreement; (ii) to the extent that such Proprietary Information is generally available to the public other than as a result of disclosure by Executive; and (iii) after termination of the Employment Term as specifically authorized in writing by the Board.

6.             No Assignment.

(a)           Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the Company’s prior written consent; provided that nothing in this Subsection 6(a) shall preclude Executive from designating a beneficiary to receive, upon his death, any benefit payable hereunder, or the executors, administrators, or other legal representatives of Executive’s estate from assigning any rights hereunder to the person or persons entitled thereto.

(b)           Except as otherwise required by law, without the Company’s prior written consent, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to exclusion, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(c)           The Company agrees that in any Change of Control, as defined in Section 7 herein, the terms of this Agreement will survive and will be assumed by any successor to the Company in such Change of Control.

7.             Change of Control. For purposes of this Agreement, “Change of Control” shall mean: (i) the merger or consolidation of the Company with another entity, as a result of which the Company will not be the surviving entity; (ii) the sale of all or substantially all of the Company’s assets or all or substantially all of the assets of the Company’s wholly-owned subsidiaries; or (iii) the acquisition, by an entity, person, or group of beneficial ownership (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934) of the capital stock of the Company (other than Peter Kellogg and or related entities) if, immediately after such acquisition, such entity, person, or group is entitled to exercise more than 25% of the outstanding voting power of all capital stock of the Company entitled to vote at elections of Directors.

8.             Section 409A Issues. Notwithstanding any provision of this Agreement to the contrary, if at the time of Executive’s termination of employment with the Company he is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then no payment or benefit will be provided with respect to such termination until the earlier of (A) the date which is six months after the date of Executive’s termination of employment and (B) the date of Executive’s death. The first sentence of this Section shall apply only to the extent required to avoid Executive’s incurrence of any additional tax, interest, or penalties under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement (or of any award of compensation) would cause Executive to incur any additional tax, interest, or penalties under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, then the Company shall reform such provision so that such tax, interest, or penalties shall be avoided; provided that the Company shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with Executive regarding such amendments or modifications prior to the effective date of any such change.  In the event that the Company causes the Executive to incur any additional tax, interest, or penalties under Section 409A of the

Code or any regulations or Treasury guidance promulgated thereunder, the Company shall indemnify Executive in the amount of any such amounts.

9.             Non-Interference. Executive agrees that, during any period for which or related to which Executive is receiving payments pursuant to Section 4 hereof, but, in any event, (other than a termination by Executive for Good Reason) for no less than 12 months following a termination of employment, Executive will not, without the prior written consent of the Company, directly or indirectly, solicit, induce, or attempt to solicit or induce any employee, agent, or other representative or associate of the Company to terminate its relationship with the Company or in any way interfere with such a relationship.

10.           Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or confirmed facsimile to the Parties at the following addresses (or at such address for a party as shall be specified by like notice):

If to the Company:

TRC Companies, Inc.
21 Griffin Road North
Windsor, Connecticut 06095
Facsimile: (860) 298-6399
Attn:  General Counsel

If to Executive:

Timothy D. Belton
5428 Braeburn Drive
Bellaire, TX  77401
Facsimile: (713) 662-3582

With a copy to:

Nancy Morrison O’Connor
Bracewell & Giuliani, LLP
2000 K Street, N.W.
Washington, DC     20006
Facsimile: (202) 223-1225

11.           Right to Rescind. It shall be the right of either Party to this Agreement, in its or his sole discretion, to rescind its or his assent to this Agreement within seventy-two (72) hours of its or his execution thereof by giving the other Party written notice thereof and, in the event of such a rescission by either Party, this Agreement shall immediately be and remain null and void as if never executed, and neither Party shall have any obligations or rights hereunder.

12.           Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.

The Parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever, except as specifically referenced herein, may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

13.           Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. By an instrument in writing similarly executed, either Party may waive compliance by the other Party with any provision of this Agreement that such other Party was or is obligated to comply with or perform; provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein, or by law or in equity.

14.           Confidentiality. Executive agrees that the terms and conditions of this Agreement are confidential and shall not be disclosed by Executive to any third parties, other than  Executive’s lawyers and other professional advisors, unless such disclosure is required by law.

15.           Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Texas without giving effect to its conflict of laws principles.

16.           Executive Acknowledgment. Executive acknowledges: (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company and that he has been advised by the Company that it will pay him a maximum of $15,000.00 for fees and expenses in connection with securing said advice; and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

17.           Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, but the rights and obligations of Executive are personal and may not be assigned or delegated without the Company’s prior written consent. By its execution of the Agreement, the Company represents that the signatory is authorized to and intends to so bind the Company.

18.           Arbitration. Any dispute or controversy between the Parties arising out of or under this Agreement, Executive’s employment with the Company, or the termination thereof, including without limitation, claims under any federal, state, or local statute preventing discrimination, shall not be decided in court, but instead shall be submitted to final, binding arbitration before the American Arbitration Association (the “AAA”) in Houston, TX. The National Rules for Resolution of Employment Disputes shall be used by the AAA to resolve any disputes between the Parties. Each Party shall bear its own expenses arising under this arbitration provision.

19.           Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement, and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.

20.           Indemnification. To the fullest extent permitted by the Delaware corporation law, and comparably with other executive officers, the Company hereby agrees to indemnify, during and after the Employment Term, the Executive from and against all loss, costs, damages, and expenses including, without limitation, legal expenses of counsel reasonably selected by Executive to represent his interests (which expenses the Company will, to the extent so permitted, advance to Executive as the same are incurred) arising out of or in connection with the fact that Executive is or was an officer, employee, or agent of the Company or serving in such capacity for another affiliate or subsidiary at the request of the Company.

21.           Severability.          To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

The Parties have duly executed this Agreement as of the date first written above.

TRC COMPANIES, INC.

By:	/s/ Christopher P. Vincze
	Name:	Christopher P. Vincze
	Title:	Chairman, President and
Chief Executive Officer

EXECUTIVE:

/s/ Timothy D. Belton
Timothy D. Belton